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Virage Logic Corporation intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the acquisition. The definitive proxy statement will be sent or given to the stockholders of Virage Logic. Before making any voting or investment decision with respect to the merger, investors and stockholders of Virage Logic are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the acquisition. The proxy statement and other relevant materials (when they become available), and any other documents filed by Virage Logic with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Virage Logic at its corporate Web site at www.Virage Logic.com in the Investor Relations section, or by contacting Investor Relations at Virage Logic Corporation, 47100 Bayside Parkway, Fremont, CA 94538.

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Virage Logic and Synopsys, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Virage Logic stockholders in connection with the acquisition. Information about Synopsys’ directors and executive officers is set forth in Synopsys’ proxy statement on Schedule 14A filed with the SEC on February 5, 2010 and Synopsys’ Annual Report on Form 10-K filed on December 18, 2009. Information about Virage Logic’s directors and executive officers is set forth in Virage Logic’s proxy statement on Schedule 14A filed with the SEC on March 9, 2010. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Virage Logic intends to file with the SEC.

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The following contains forward-looking statements within the meaning of U.S. federal securities laws, including statements regarding the expected closing of the acquisition of Virage Logic, the expected impact on Synopsys financial results, benefits of the proposed transaction, and integration of Virage Logic’s offering and employees with those of Synopsys. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and that are outside the control of Synopsys. These risks and uncertainties include, among others: the ability to satisfy the closing conditions to complete the acquisition of Virage Logic; the ability to integrate the acquired business and technologies with our own; the effect of the announcement of the merger on Synopsys’ and Virage Logic’s respective businesses, including possible delays in customer orders; the potential inability to operate or integrate Virage Logic’s business successfully, including the potential loss of customers, key employees, partners or vendors; and uncertain customer demand and support obligations for the new offerings. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

Final Transcript

Thomson StreetEventsSM

Conference Call Transcript

SNPS—Synopsys to Acquire Virage Logic Corporation Conference Call

Event Date/Time: Jun 10, 2010 / 01:00PM GMT

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

CORPORATE PARTICIPANTS

Lisa Ewbank

Synopsys, Inc. - VP of IR

Aart de Geus

Synopsys, Inc. - Chairman, CEO

Brian Beattie

Synopsys, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Tom Diffely

D.A. Davidson - Analyst

Raj Seth

Cowen and Company - Analyst

Richard Valera

Needham & Company - Analyst

Mike Crawford

B. Riley - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Synopsys conference call. At this time, all participants are in listen-only mode. Later we will conduct a question-answer session. Instructions will be given at that time. (Operator Instructions).

As a reminder, this conference call is being recorded. I would like to turn the conference over to your host, to Lisa Ewbank. Please go ahead.

Lisa Ewbank - Synopsys, Inc. - VP of IR

Thank you. Good morning, everyone, and thank you for joining us. With us today are Aart de Geus, Chairman and CEO of Synopsys, and Brian Beattie, Chief Financial Officer.

Earlier this morning, we issued a press release announcing the signing of a definitive agreement to acquire Virage Logic. The press release is posted on our website at www.Synopsys.com.

Before we begin, I would like to remind everyone that this call will include forward-looking statements, including our expectations about the timing and likelihood of closing the acquisition and about the potential benefits of the combination. While these statements represent our best current judgment, our results are subject to many risks and uncertainties that could cause actual results to be materially different than what we expect.

In addition to any risks that we highlight during this call, important factors that may affect our future results are described in our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2010 and in our press release announcing the definitive agreement with Virage issued today. These items are also currently available on our website.

In addition, the information we discuss on this conference call related to our intent to acquire Virage is for informational purposes only. This information is not an offer to buy or the solicitation of an offer to sell any securities. Virage intends to file with the Securities and Exchange Commission preliminary and definitive proxy statements and other relevant materials in connection with the proposed transaction.

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Before making any voting or investment decision with respect to the acquisition, investors are urged to read Virage’s proxy statement and the other relevant materials when they become available, because they will contain important information about the transaction.

With that, I will turn the call over to Aart de Geus.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Good morning. Thank you for joining us on such short notice, but the news we want to share is important and exciting. This morning, we announced that we have signed a definitive agreement to acquire Virage Logic, a leading provider of semiconductor IP.

We are very pleased to be joining forces with Virage, a company that offers a global presence, considerable engineering talent and very unique and important technology.

Just a few weeks ago, when we reported our Q2 results, I highlighted our growth and expansion efforts in the systems space. Our focus is on the intersection of hardware and software, and we offer solutions for customers that range from system-level design of system-on-the-chip, or SoC for short, to embedded software development, hardware/software integration and system validation. In other words, the promise of system-on-the-chip is coming to fruition.

One of the key ingredients to building state-of-the-art SoCs is the use and reuse of design building blocks, also referred to as IP blocks. As you know, Synopsys has built a high-quality IP business over the last decade, and many of our customers now rely on our commercial off-the-shelf IP to save both cost and time to create their SoCs.

Virage products provide a perfect complement to the Synopsys interface and analog IP portfolio by adding embedded memories, standard cells and programmable cores for control and multimedia subsystems. Memories specifically are a substantial portion of the area of a chip, and moreover, their interaction with the other devices, be they processors, DSPs, GPUs or interface blocks, is increasingly crucial in the functionality and performance of entire systems.

In combining the companies, we expect to thus provide a more comprehensive portfolio of high-quality IP, supported by technical experts worldwide. For our customers, this will enhance their ability to build ever-more sophisticated systems, with Synopsys as a partner committed to helping them meet tough market and cost goals, while substantially reducing overall risks of execution.

This acquisition is thus a natural fit with our strategic vision. Being able to proceed with the high-quality Virage team and technology at exactly the right time is responsive to our customers’ needs and will bring out the best in the joint company.

As you can understand, although we wanted to share our enthusiasm, we have limited ability to comment about our specific plans going forward until the transaction is closed. But let me ask Brian Beattie, our CFO, to at least address some of the financial details of the transaction.

Brian Beattie - Synopsys, Inc. - CFO

Thank you, Aart, and good morning, everyone. The total value of the transaction is approximately $315 million, or $12 per Virage share, which we will fund using our US cash. Net of cash acquired, the total value is approximately $289 million.

Subject to HSR regulatory review and other customary closing conditions, including Virage shareholder approval, we expect the transaction to close in our fiscal fourth quarter. Given the timing of the anticipated close, we expect the combination to be neutral to 2010 non-GAAP earnings-per-share and accretive in 2011. We will be providing 2011 guidance later in the year, after completing our internal planning and integration processes.

But I will remind you that due to the impact of purchase accounting, we will assume a haircut to Virage’s deferred revenues, which has an impact on reported revenues for the first 12 months.

We look forward to joining forces with Virage, which we believe will benefit customers, employees and shareholders. And with that, I will turn it over to the operator for questions.

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QUESTION AND ANSWER

Operator

(Operator Instructions) Sterling Auty, JPMorgan. Mr. Sterling Auty, if you line is muted, kindly unmute your line.

Brian Beattie - Synopsys, Inc. - CFO

Maybe you should try the next one.

Operator

(Operator Instructions) Tom Diffely, D.A. Davidson.

Tom Diffely - D.A. Davidson - Analyst

I was hoping you could maybe compare and contrast a little bit Virage’s product portfolio with that of Denali’s.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Sure. I don’t think I can necessarily comment much about Denali, but what Virage has been focused on is what we would call implementation IP, meaning those are all the things that you need to actually develop a piece of IP on a chip, in contrast more to verification IP, which are the data set that you need to check out a piece of IP.

In that context, Virage fits extremely well with what we have already. We have a very interesting, growing business in IP blocks that people can use to develop their chip rapidly. And what is exciting about the Virage offering is it is entirely complementary to what we have today. These are all things that we don’t have. And thus, an extension that will be of high value to our customers. Because as you put together large chips, you will increasingly use a broader and broader set of IP blocks, and making sure that these work well together is absolutely essential.

And so if you look at what we have today, for example, on many of the interface blocks — you may be familiar with USB on the back of your computer or camera — well, most of those come from Synopsys.

We also have very strong partners, such as ARM. that provide the microprocessor cores that we work very closely with, and so they will work very well with what we do. And what Virage adds that is very important are many of the memory cores.

And so I have just highlighted for you three of the most important things that go on chips, and with our main partners and with Virage, we will be able to really provide a fabulous design methodology that is much lower risk and very high quality.

Tom Diffely - D.A. Davidson - Analyst

Okay. [It’s a] big opportunity in embedded NAND, or is DRAM also a big part of it?

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Those are typically more standalone chips. So there is a distinction between chips where you have a memory and that’s it, the whole chip is the memory. And that is not what we are focusing on here.

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

We are focusing on those chips that have a lot of computational capability. So, for example, the chips that are inside of a cellular phone that — call them the brains of the cellular phone. Well, within that brain, there are a little a lot of little memories. So it is not extraordinary for a chip like that to have tens or maybe even hundreds of memories.

So that is the focus that Virage has been aimed at. And because we have many of the other pieces that fit in that landscape, the combination is really particularly exciting.

Tom Diffely - D.A. Davidson - Analyst

Okay. Can you talk a little bit about (inaudible) the customer end market overlap between the two?

Aart de Geus - Synopsys, Inc. - Chairman, CEO

The customer base is a familiar customer base to us, because it is exactly the people that are doing very sophisticated chip design. And the word sophisticated actually applies, because as the chips become larger and larger in terms of the number of transistors that they can carry — and that, as you probably know, has been going on for the last 40 years and expected to continue for the next decade — design reuse is more and more important, because you don’t want to design everything from scratch. And so the more one can provide a collection of building blocks, the easier it is for the people designing these very large chips to say, well, let me take directly from the catalog these building blocks and assemble them.

And so in that sense, literally every semiconductor company that you could name is already one of our customers today. Many of those are Virage customers. We are a larger company, so we cover the space more broadly than they do. But our customers, I think, will be very pleased by seeing this acquisition.

Tom Diffely - D.A. Davidson - Analyst

Okay, great. And finally, I kind of missed what you said what they have outside of the embedded memory segment.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Could you repeat the question, please?

Tom Diffely - D.A. Davidson - Analyst

Just trying to figure out what Virage offers outside of the embedded memory segment.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Sure. Yes, well, the memory happens to be one of the key pieces. They also have a library of what is called cells. Those are essentially much smaller building blocks. And then they also have a collection of controllers. Think of those as little calculators that help work the audio system, let’s say, in a chip or small subsystems. These are really complementary to the main processors.

And so, if the main processor in a cell phone, for example, is one or more ARM cores, well, these would be sort of the helpers on the site for sub tasks. And they have a collection of those.

So the combination of all of that makes for a very good coverage of the space of IP blocks needed, given that we on our side have most, if not all, of the interface blocks, the USBs, the PCIs, the SATAs — HDMI may be a more familiar name to you. And we also have a number of analog mixed-signal blocks. And so that is sort of the universe — sorry for all the acronyms, but that is sort of the collection of building blocks. And the term building block is really the way you should think about this.

Tom Diffely - D.A. Davidson - Analyst

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Great. All right. Well, thank you.

Operator

Raj Seth, Cowen.

Raj Seth - Cowen and Company - Analyst

Brian, a couple for you, and then Aart, I’ve got one or two for you. Brian, quickly can you remind me of the Virage business model? It’s been a while since I’ve looked at that. How much of sort of revenues are driven by royalties, and is there anything that you can give us to help frame how much — sort of what kind of deferred revenue haircut there is, which obviously is somewhat dependent on the model? Thanks.

Brian Beattie - Synopsys, Inc. - CFO

Absolutely, Raj. Their model in overall revenue recognition is roughly similar to ours. It is a little bit more upfront revenue than some of the time-based revenues to our model. Our 90/10 split is still intact after embedding this in, we believe, in that range.

From a — looking at the actual license mix for royalties in that, they are higher than what we have. Royalties are higher as an ongoing element, and has been an area of growth for the Company. In their last quarter, they reported $25 million of revenue and $0.08 of non-GAAP EPS. And that fits in very nicely to our business model going forward.

Raj Seth - Cowen and Company - Analyst

Do they do — when you say it is similar to yours, is it multiyear kind of term or subscription deals they are doing now, or are they one-year deals or how does that work?

Brian Beattie - Synopsys, Inc. - CFO

Yes, there is a combination of that. As we looked at some of the details, it was roughly 30/70 in terms of the upfront to the other deals. They are multiyear deals. They do include all the multiple titles that are in there. And the duration of those does vary as well, based on the specific customer agreements they signed off on.

When you look at the last quarter, Raj, of the $25 million, there was almost $6 million of royalties built into that, $17 million of license revenue and $2.3 million of maintenance.

Raj Seth - Cowen and Company - Analyst

Great. That’s what I was looking for. Thank you. And just, you mentioned this was coming from your US cash. Of your cash balance prior to this transaction, how much was inside, how much was outside? And then I’ve got a question —?

Brian Beattie - Synopsys, Inc. - CFO

We had $500 million in the US, and so this would consume a significant part of that, but still a very healthy balance. And of course, our offshore cash is also over $500 million as well.

Raj Seth - Cowen and Company - Analyst

Great. And then for Aart, just strategically, as you mentioned, they have products that range from I would say much more differentiated memory IP to less differentiated, perhaps, standard cells. You’ve been in standard cells before and moved out.

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Are there pieces of this business that you naturally will tend to emphasize or deemphasize?

And then you mentioned ARM as a key customer. This puts you, I guess at some level, in competition with them. They are the primary competitor, I think, in the standard cell space. Can you just talk a little bit about where across the stack you think you will emphasize this business, and if there is anything that you might deemphasize or a shift in the strategy under Synopsys relative to what it might have looked like under Virage? I know it’s a little bit early, but maybe you can comment on that.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Obviously, the plans need to really be formalized as the deal closes and as we work with the team there. But there is no question that one of the key driver motivators for us was the memory position, given how central it is in thinking about systems on a chip, and the sheer fact that the memories interact with so many other pieces within a chip.

Now, you are correct that many years ago, we were, I guess, prematurely in the cell business. And it was definitely premature, because it was prior to even having a place in [route] solution, and in hindsight, still sometimes debate why we went there.

But the fact is that we are still interested in that connection, because it’s important to be connected well to the silicon. And I don’t think that there is any change of emphasis coming out of this. Rather the opposite, which is what are the opportunities to get even better solutions for the overall building blocks at a much higher level.

You know, this is really a system story more than anything, because the emphasis of design is absolutely moving up rapidly the complexity of the chip’s demands to be able to assemble large blocks very quickly. And so that is where this is heading and has been heading.

And in that sense, I think this is a fabulous addition to our portfolio.

Raj Seth - Cowen and Company - Analyst

And Aart, any implication for the service business? Some of this stuff about butts up, I think, a bit against service. I know that Virage has done a couple of deals where they’ve taken design teams — companies that want to outsource, they’ve taken design teams on and then they use those design teams to develop IP for whoever got rid of the internal teams. Do you expect to do and do you think there is a lot of opportunity to do much more of that? Thanks.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

It is a very good question for a number of reasons. First and foremost is that the success of IP is intimately linked not only of course to the functionality of the IP, but most importantly to the quality. And the word quality in this context cannot be defined as only the technical quality of the product itself, but has to encompass the quality of the people involved in helping the customer be successful. And I can certainly speak for Synopsys that over the last decade, I think we have been able to build a stellar relationship there. But I think so has Virage in its area. And the combination of the two companies will actually take yet another look at how can we do even better there, because many customers are facing fairly complex designs. So the interaction, the systemic collaboration between our companies is actually absolutely essential.

Now, how that will develop in terms of impacts on service business, I think there are many interesting open questions. One always needs to approach the word service very carefully, because, for the customer’s perspective, they prefer the word support, mostly because they try to minimize their costs. And we like the word service, of course.

So I think this opens up a whole new era of thinking about this. But for the medium or short term, I think the way to think about it is think of it as an extension of the way we have driven our IP business, and I think that is a very healthy pathway. If there are broader opportunities around that, we are very open to learning more here.

Raj Seth - Cowen and Company - Analyst

Okay. Thank you for that. Congratulations.

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Operator

(Operator Instructions) Richard Valera, Needham.

Richard Valera - Needham & Company - Analyst

Aart, it seems like a lot of Virage’s recent transactions have actually been in the interface IP area, and they have bulked up that part of their portfolio, I think fairly meaningfully relative to, say, a couple years ago. It would seem that is the part that overlaps the most with you.

So could you give us a sense if you’ve done an analysis of how much sort of revenue overlap you think there is, where things like DDR and PCI and some of these other interfaces that they support, that you also support, how much sort of attrition there might be as you rationalize those product lines?

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Sure. The interesting outcome of that is that there is almost no overlap. It is extremely minute. It is in the low single digits million dollars. So from that perspective, I do not expect any attrition whatsoever.

Obviously, we will look as we put the companies together at how to find some execution synergy. But the IP landscape is such for us, and I believe for Virage, that the number of requests from customers, the hunger for new capabilities is so high that I think that jointly we will be able to actually execute more things rather than fewer. And in that sense, I have no worries whatsoever about any overlap. This is a very uniquely, massively complementary merger.

Richard Valera - Needham & Company - Analyst

Okay. That’s helpful. I guess their most recent acquisition of ARC put them into sort of — I guess sort of an ancillary processor space, not sort of the full-blown sort of MIPS, ARM type processors. Is that an area that you think might be of interest at some point, or do you think you want to stay sort of on the fringes of that space?

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Well, ancillary and fringe are not equally good words. Ancillary is a good word, and I think that’s exactly the way we think about it.

You know, ARM is one of our most important partners for the last 20 years. It is a friend as a company, and it’s a great company around which we have built many solutions — we, Synopsys. And we think that the ARC position is particularly interesting because it supports so well the ARM core processor position.

And I think the word ancillary — I hadn’t thought about that — is actually very good. It is complementary in terms of essentially being a controller that can be used for sub tasks that can offload the main processor. And in that sense, I think it will be interesting to see how we can build better solutions together with ARM, given this position. So I think this is actually quite positive.

Richard Valera - Needham & Company - Analyst

Great. If I could just take another shot at Raj’s question, I think Virage has been saying and sort of acting out on the fact that they believe that there is this trend towards outsourcing of non-core IP. Obviously, they did a deal with AMD and a deal with NXP along those lines.

I’m just trying to get a sense if you think that is an industry trend that you are poised to capitalize on. And any more color on that front would be appreciated.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Certainly. Generically, I think that the trend of outsourcing IP development is a massive trend. I think the question is how do you do it. Because the notion of outsourcing means that people move towards utilizing commercial IP wherever they can, except in those places where they can truly add differentiation.

And what is happening in the design industry is a lot of executives are coming to the conclusion that what is difficult is not necessarily differentiated. Because as the IP blocks themselves are becoming more and more sophisticated, their own teams sometimes are not equipped to do an efficient — a cost efficient job there. And this is one of the key reasons why our business has been growing well.

And I can absolutely say that the very fact that we’ve had a massive economic downturn has helped many executives recognize, as they were looking at how to make their own organization more efficient, that outsourcing some of these efforts made a lot of sense. And so in that sense, that trend is there.

Now, the question — it begs the question in which situations do our customers have IP that is suited for commercialization by us? I think that is a very mixed picture. There are some situations where that is effective, and Virage appears to have found a few of those and is working on those.

There are some situations where the appearance looks good, but the reality is actually that the IP is completely not designed for reuse. And one has to be careful for that type of outsourcing, because it comes with all kinds of personnel issues attached to it.

So we will be very careful as we look at those, but it is also no question that many companies are very much interested in not just looking to us on how can they outsource — or I should say acquire commercial IP. It is how do they rationalize their own IP efforts inside and make sure that their design methodologies are aligned with what the commercial world is doing.

And so in that sense, I think there are many interesting variables, and the conjunction of Virage and Synopsys together has actually a broader insight in that. And I’m sure there are things we will be able to learn from Virage, and hopefully we will be able to add value to what they have today.

Richard Valera - Needham & Company - Analyst

Great. Thank you. And just one last one for Brian. Brian, can you give us any ballpark of what your historical range of deferred revenue haircut has been in these types of transactions?

Brian Beattie - Synopsys, Inc. - CFO

Yes, absolutely. Based on their last quarter, they had just over $19 million of deferred revenues. We have to, of course, work that through with both our valuation teams and determine the exact amount of cost to deliver that $19 million in standard M&A purchase accounting. From what we’ve seen and when it is purely software, it can range up to about 80%. When there are services involved to deliver that product, it may range in the 50% area. So I would say it is somewhere between 50% to 80%.

Richard Valera - Needham & Company - Analyst

Thank you. That’s helpful. That’s all for me. Thanks, gentlemen.

Operator

Mike Crawford, B. Riley.

Mike Crawford - B. Riley - Analyst

Thank you very much. Could you disclose what the breakup fee is for this deal?

Brian Beattie - Synopsys, Inc. - CFO

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FINAL TRANSCRIPT

Jun 10, 2010 / 01:00PM GMT, SNPS - Synopsys to Acquire Virage Logic Corporation Conference Call

Yes, in our agreement, it is an $11 million breakup fee.

Mike Crawford - B. Riley - Analyst

$11 million, thank you very much.

Operator

(Operator Instructions) I am showing no further questions at this time. Please continue.

Aart de Geus - Synopsys, Inc. - Chairman, CEO

Okay. Well, we appreciate you joining us at this early — or at least on the West Coast — early hour, and we’ll look forward to inform you more over the days and weeks and months to come about this really exciting transaction. And have a good rest of the day. Bye-bye.

Operator

Ladies and gentlemen, this conference will be available for replay after June 10, 2010 7.30 Pacific Standard Time Tuesday through June 24, 2010 at 11.59 p.m. Pacific Standard Time. You may access the AT&T Teleconference replay system at any time by dialing 1-800-475-6701 and entering the access code 161663. International participants dial 320-365-3844.

Those numbers are again 1-800-475-6701 and 320-365-3844, access code 161663.

That does conclude our conference for today. Thank you for participating and using AT&T’s Executive Conference. You may now disconnect.

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